Execution Copy	Exhibit 10.2

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed.

Double asterisks denote omissions.

INDEPENDENT CONTRACTOR AGREEMENT

This INDEPENDENT CONTRACTOR AGREEMENT (the “Agreement”) is entered into by and between Gates Ventures, LLC (“Company”) and Schrödinger, Inc. (“Contractor”), as of the later of the two signature dates below (“Effective Date”).  Each of Company and Contractor may be referred to as a “party” herein.

In consideration of the mutual promises and covenants contained herein, the parties agree as follows:

1.	SERVICES AND COMPENSATION

Contractor agrees to perform services (“Services”) as described in one or more Statement(s) of Work signed by the parties that reference this Agreement (each, a “SOW”) and Company agrees to pay Contractor as set forth in the applicable SOW.

2.	INDEPENDENT CONTRACTOR STATUS

Contractor is engaged in an independent business separate and apart from Company.  Nothing in this Agreement shall be construed as creating an employer-employee relationship, partnership, co-employment relationship or joint venture between Contractor and Company.  Contractor has the right to perform services for other businesses.   Contractor has the right to control the manner and methods by which the Services are performed, and shall handle all details, timing and logistics of performance; provided that Contractor remains obligated to meet the requirements of this Agreement.

Each party hereunder will be solely responsible for complying with all laws, rules and regulations applicable to its business.  Without limiting the generality of the foregoing, Contractor shall be responsible for timely payment of income, payroll and employment related taxes of any nature whatsoever pertaining to Contractor and its employees and personnel.  In addition, Contractor will be solely responsible for providing compensation and employee benefits to its employees and personnel and Contractor hereby acknowledges that neither Contractor nor any of its employees or other personnel will be covered by any Company or Company-affiliated employee benefit plan, including but not limited to, health care plans.

3.	CONFIDENTIAL INFORMATION

3.1Definitions. “Confidential Information” means information that the party disclosing such information (the “Disclosing Party”) designates as being confidential, or which, under the circumstances surrounding disclosure, ought to be treated as confidential by the party receiving the information (the “Receiving Party”). “Confidential Information” includes, without limitation, information relating to the Disclosing Party’s current or future technologies, products, services, sales and marketing plans, customers, business plans, financial information, scientific information and prospects; the existence of this Agreement; information received from others that Company is obligated to treat as confidential; all information with respect to any member, manager, shareholder, officer, director, or associated party of the Disclosing Party or any affiliate of Disclosing Party; and notes, summaries, documents, electronic media and other tangible materials to the extent containing Confidential Information. Further, Confidential Information disclosed by Contractor to Company may include the confidential or proprietary information of Company’s affiliates including the The Trustees of Columbia University in the City of  New York.

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3.2Use and Disclosure.  The Receiving Party agrees during the Term (as defined in Section 6.1 below)and in perpetuity thereafter: (a) to take reasonable security precautions, at least as great as the precautions it takes to protect its own confidential information, but no less than reasonable care, to keep the  Disclosing Party’s Confidential Information confidential, (b) not to disclose Disclosing Party’s Confidential Information to any third party, except to its employees, consultants, advisors or collaborators on a need to know basis, provided that such persons shall be informed of the confidential nature of such information and shall have executed appropriate written agreements sufficient to enable the Receiving Party to comply with all the provisions of this Agreement (all such employees, consultants, advisors or collaborators, collectively “Permitted Parties”), (c) not to make any use, disclosure or dissemination whatsoever of Disclosing Party’s Confidential Information except as required to perform the Services or otherwise meet the obligations of the Receiving Party under this Agreement or the applicable SOW, and (d) not to modify, reverse engineer, decompile, disassemble, or create derivative or other works based upon, containing or otherwise relating to Confidential Information.  The Receiving Party’s obligations of confidentiality are not applicable to any materials of the Disclosing Party if and to the extent that such materials: (i) are in the public domain at the time of disclosure or later enter the public domain through no fault of the Receiving Party; (ii) were disclosed to the Receiving Party by a third party not known by the Receiving Party to be bound by any obligation of confidentiality or prohibition of disclosure; (iv) were independently developed by the Receiving Party as evidenced by written documentation or other reasonable evidentiary means without reference to or reliance on the Disclosing Party’s Confidential Information or Intellectual Property, or (v) are required to be disclosed by applicable law, regulation, or court order as evidenced by written documentation or other reasonable evidentiary means.

3.3Responsibilities.  Contractor may disclose Confidential Information in accordance with applicable law, rule or regulation (including the disclosure requirements of any securities exchange or other stock market on which Contractor’s securities are traded), an enforceable judicial or other governmental order, provided that Contractor has given Company reasonable notice prior to such disclosure and has permitted Company a reasonable opportunity to seek a protective order or equivalent. Receiving Party shall be responsible for any breach of this Agreement by any of its Permitted Parties and Receiving Party agrees to take all reasonable measures to restrain such parties from prohibited or unauthorized disclosure or use of the Confidential Information.  Receiving Party shall immediately notify Disclosing Party upon discovery of any unauthorized use or disclosure of Confidential Information or any other breach of this Agreement and will cooperate with Disclosing Party to regain possession of the Confidential Information and prevent its further unauthorized use.

3.4Return.  At Disclosing Party’s request and direction, Receiving Party shall promptly return to Disclosing Party all of its Confidential Information or destroy the same and shall provide Disclosing Party with written confirmation from an executive officer of Receiving Party of such occurrence. As between Receiving Party and Disclosing Party, Disclosing Party retains all right, title and interest in and to its Confidential Information and nothing in this Agreement grants Receiving Party any express or implied right or license under any patent, copyright, trademark, trade secret, intellectual property or other law. All Confidential Information is provided “AS IS” without representation or warranty, express or implied, of any kind.

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4.	Intellectual Property

Unless otherwise expressly specified in an SOW, as between Contractor and Company, [**] shall own all right, title, and interest in the Intellectual Property (defined below) used, provided, delivered or developed by [**] under this Agreement and any SOW hereunder (the “[**] Intellectual Property”) and (ii)  the Deliverables (defined below). [**] hereby irrevocably assigns, transfers, and conveys, and shall cause its employees, contractors, subcontractors, agents or representatives, as applicable, to irrevocably assign, transfer, and convey, to [**] all of [**] and Agents' respective right, title, and interest, if any, in, to, and under the  [**] Intellectual Property and Deliverables, including all Intellectual Property and all rights to causes of action and remedies related to any of the foregoing, effective immediately upon the inception, conception or creation thereof.  “Intellectual Property” shall mean all rights in tangible and intangible property now known or hereafter recognized anywhere in the world, including the following: (i) patents, inventions (whether or not patentable), and all applications or registrations in any jurisdiction pertaining to the foregoing, including all provisional applications, reissues, continuations, divisions, continuations-in-part, utility models, renewals or extensions thereof; (ii) trade secrets, including confidential and other non-public information with respect to business or scientific activities, and the right in any jurisdiction to limit the use or disclosure thereof; (iii) copyrights or similar rights in writings, designs, mask works, or other works of authorship, and registrations or applications for registrations of copyrights in any jurisdiction; (iv) trademarks and service marks (registered or unregistered), trade dress, trade names, and other names and slogans embodying business or product goodwill or indications of origin, and all applications or registrations in any jurisdiction pertaining to the foregoing; and all goodwill associated therewith; and (v) Internet web sites, domain names and registrations or applications for registration thereof. “Intellectual Property” shall include intangible property including, without limitation, software programs (in source and object code forms), algorithms, methods, techniques, workflows, knowhow, computer-generated models based on the analysis of structure-activity relationships, and proprietary databases.  “Deliverables” shall mean the deliverables set forth in an SOW. All rights in and to Intellectual Property not expressly granted by Schrödinger or Company under this Agreement are reserved to its owner or licensor, as applicable. Nothing in this Agreement will be deemed to weaken or waive any rights of either party related to the protection of trade secrets.

5.	REPRESENTATIONS AND WARRANTIES

Contractor represents and warrants that (a) Contractor has the right and power to enter into and perform according to the terms of this Agreement, (b) to the best of its knowledge, the Services will not  infringe or misappropriate any Intellectual Property (defined in Section 4 above) of any third party, nor violate any rights of publicity, personality or privacy, (c) Contractor’s performance of the Services shall be done in a professional manner and be of a high grade, nature and quality, (d) Contractor shall require that employees and  subcontractors providing Services are under written obligation that permits Contractor to comply with all terms of this Agreement, and (e) Contractor will comply with all applicable laws, regulations and ordinances in the performance of the Services.

Company represents and warrants that (a) Company has the right and power to enter into and perform according to the terms of this Agreement and (b) Company will comply with all applicable laws, regulations and ordinances.

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6.	TERM AND TERMINATION

6.1Term and Termination.  The term of this Agreement will commence on the Effective Date and remain in effect until terminated as set forth herein (the “Term”).  In the event of a material breach of the terms of an SOW under this Agreement, such SOW may be terminated upon fifteen (15) days’ written notice from the non-breaching party to the breaching party. In the event of a material breach of the terms of this Agreement, this Agreement may be terminated upon fifteen (15) days’ written notice from the non-breaching party to the breaching party and all SOWs under this Agreement shall concurrently terminate effective as of the date of termination of this Agreement. Either party may terminate for convenience this Agreement or any SOW at any time with thirty (30)  days’ prior written notice to the other party, provided that this Agreement may not be terminated prior to the termination of all SOWs with remaining performance obligations.

6.2Obligations Upon Termination.  Upon termination of this Agreement, Company shall have no further obligations to Contractor other than payment of any owed and unpaid amounts due as of the termination date.  Upon termination of this Agreement, Contractor shall have no further obligations to Company unless otherwise explicitly set forth in this Agreement or the applicable SOW.

7.	MISCELLANEOUS

7.1Background Check. Contractor agrees that this Agreement is conditioned upon Contractor’s completion of background checks and other such investigations as reasonably requested by Company, to the satisfaction of Company.  Company shall complete such background investigations in accordance with all applicable laws and at its own expense and provide Contractor with the necessary consent forms.

7.2Waiver, Entire Agreement, and Modification. Any failure at any time by a party to enforce any provision of this Agreement will not constitute a waiver of such provisions or prejudice the right of such party to enforce such provision at any subsequent time. This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof and supersedes and replaces all prior or contemporaneous oral or written understandings, statements, representations, or promises. The Agreement can only be modified by a written agreement dated after the Effective Date of this Agreement and signed by both parties.

7.3.Severability, Assignment and Third Party Beneficiary. In the event that any provision of this Agreement is held to be invalid or unenforceable, such provision will be deemed to be restated to reflect as nearly as possible the original intentions of the parties, and the remaining provisions of this Agreement will remain in full force and effect.  Contractor may not assign or delegate this Agreement nor any rights or duties hereunder to any other person or entity, except that Contractor may assign its rights and obligations hereunder to a third party in the event of a merger or acquisition or in the event of a sale of all or substantially all of Contractor’s assets.  Company reserves the right to assign its rights and obligations hereunder as it deems appropriate. Company’s owner, agents, affiliates (and any assignee of the foregoing) are each an intended third party beneficiary under this Agreement.

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7.4Arbitration, Venue, Governing Law, and Attorneys’ Fees.  Any controversy or claim arising out of or relating to this Agreement, including any dispute regarding the scope or enforceability of this arbitration provision, shall be settled exclusively by arbitration administered by the American Arbitration Association in accordance with its then-current Commercial Arbitration Rules (“AAA Rules”), and judgment on the award may be entered in any court having jurisdiction thereof.  The place of arbitration shall be [**] before a panel of three arbitrators.  Any arbitration hereunder will be conducted only on an individual basis and not in a class, consolidated or representative action.  Pursuant to the Emergency Rules of Protection of the AAA Rules, either party may apply to the arbitrator(s) seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. The cost of arbitration shall be borne equally by the parties and each party shall be responsible for its own attorneys’ fees and expenses, provided that the prevailing party in the arbitration shall be entitled to recover all reasonable attorneys’ fees and expenses.  Neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of both parties.  This arbitration provision shall be governed by and interpreted in accordance with the laws of the State of [**], excluding its choice of law rules.  The parties agree the United States Arbitration Act shall govern the interpretation, enforcement and proceedings pursuant to this arbitration provision.

7.5Indemnification.  Contractor agrees, at Contractor’s own expense, to indemnify, defend and hold harmless Company and its  trustees, managers, members, directors, officers, employees and agents (collectively, the “Company Indemnitees”), from and against all third party claims, actions, losses, damages (including property damage, bodily injury and wrongful death), judgments, costs and expenses (including reasonable attorneys’ fees, interest and penalties) (collectively, “Company Damages”) arising out of the breach by Contractor, or Contractor’s employees, subcontractors or agents, of any of Contractor’s representations and warranties set forth in this Agreement.

Company agrees, at Company’s own expense, to indemnify, defend and hold harmless Contractor and its trustees, managers, members, directors, officers, employees and agents (collectively, the “Contractor Indemnitees”), from and against all third party claims, actions, losses, damages (including property damage, bodily injury and wrongful death), judgments, costs and expenses (including reasonable attorneys’ fees, interest and penalties) (collectively, “Contractor Damages”) arising out of the breach by Company, or Company’s employees, subcontractors or agents, of any of Company’s representations and warranties set forth in  this Agreement.

7.6Advertising and Recordkeeping.  Without Company’s prior written consent, Contractor may not use the names, logos, or any other intellectual property of Company, its owner or family members and their respective affiliates in any manner whatsoever, including without limitation, in any advertising, publicity, endorsement or promotion. Each party agrees to maintain and keep during the Term and four years thereafter, all customary business records.

7.7Notices and Survival. All notices shall be deemed given on the day they are sent to the other party at the address set forth herein (or such other address as designated in writing by one party to the other) via certified or registered mail, return receipt requested, or express courier.  The following provisions shall survive the termination of this Agreement: 2, 3, 4, 5, 6.2 and 7,  in addition to any other provisions which by their terms are intended to survive termination.

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7.8Limitation of Liability.

TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES, INCLUDING WITHOUT LIMITATION DAMAGES FOR LOST BUSINESS OR PROFITS, LOSS OF GOODWILL, LOSS OF DATA OR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, ARISING OUT OF THE USE OF OR INABILITY TO USE THE SERVICES OR FAILURE TO PROVIDE ANY OTHER SERVICES, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

Gates Ventures, LLC	Contractor: Schrödinger, Inc.
Signature: /s/ Larry Cohen	Signature: /s/ Ramy Farid
Title: CEO	Title (if Contractor is entity): President & CEO
Name: Larry Cohen	Name: Ramy Farid
Address: 4110 Carillon Point, Kirkland, WA 98033	Address: 120 West 45th Street, 17th Floor, New York, NY 10036
Date: June 23, 2020	Date: June 19, 2020

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EXHIBIT A

STATEMENT OF WORK AND FEES FOR SERVICES

This Statement of Work (the “SOW”) is entered into by and between Gates Ventures, LLC (“Company”) and the Schrödinger, Inc. (“Contractor” or “Schrödinger”), effective as of the later of the two signature dates below, in connection with the Independent Contractor Agreement (the “Agreement”) referenced below (such effective date, the “SOW Effective Date”).  All terms defined in the Agreement will have the same meanings when used in this SOW.

Independent Contractor Agreement: This SOW is governed by the Independent Contractor Agreement between Company and Contractor that is effective as of the SOW Effective Date.

Description of Services:

Contractor will provide Services in connection with the work to be done by The Trustees of Columbia University in the City of New York (the “University”) and Schrödinger described below (hereinafter, the “Battery Initiative”):

I.  Overview

The primary objective of the Schrödinger contributions to the Battery Initiative is the development of an atomistic simulation platform that is capable of modeling key chemical processes controlling the performance of active materials in an operating battery. [**].

[**]

Set forth below is an outline for the Services and the anticipated work to be done by the University  over approximately three (3) years, i.e., the anticipated timescale of the Battery Initiative.

II.  [**]

[**].

III.  [**]

[**].

IV.  [**]

[**].

V.  [**]

A.  [**]

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[**].

B.  [**]

[**].

VI. Reporting and Timeline for Key Activities

Written reports of research results, including any [**] by Company shall be provided to the University summarizing the progress of each of the  key activities specified below.

1. [**].

2. [**]

3. [**]

4. [**]

5. [**]

Fees for Services & Deliverables:

Consulting Fee:  Company shall pay Contractor fees calculated as follows:

(i) $1,000,000 upon execution of this SOW;

(ii) $1,000,000 upon Schrödinger’s written notification to Company of Schrödinger’s confirmed delivery of a written report to the University summarizing the key activities completed by Schrödinger during the 12 month period commencing as of the SOW Effective Date.  Such report, hereinafter referred to as the “First Written Report” shall be delivered no later than [**] after the one year anniversary of the SOW Effective Date.  Intellectual Property Rights to the First Written Report shall be transferred to the University by Contractor.

(iii) $1,000,000 upon (1) Schrödinger’s written notification to Company of Schrödinger’s confirmed delivery of a written report to the University summarizing the key activities completed by Schrödinger during the 12 month period commencing as of the one (1) year anniversary of the SOW Effective Date, and (2) confirmation from the University of Schrödinger’s cooperation on publications, if any, related to the Battery Initiative per the applicable Publication Rights term below.  Such report, hereinafter referred to as the “Second Written Report” shall be delivered no later than [**] after the two (2) year anniversary of the SOW Effective Date. Intellectual Property Rights to the Second Written Report shall be transferred to the University by Contractor.

Any fees in excess of $3,000,000 shall not be invoiced by Contractor under this SOW without the prior written consent of Company.

Payment/Invoicing: The initial $1,000,000 in fees for Services shall be invoiced on or near the effective date of this SOW, with each subsequent year’s fees to be invoiced upon Schrödinger notifying Company in writing of Schrödinger’s confirmed delivery of the First Written Report or Second Written Report, as applicable, to the University. Contractor shall provide Company with reasonably detailed invoices specifying Services performed as set forth above, and Company shall make payment within [**] of invoice receipt and confirmation by University of their receipt of each Written Report.

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Contractor’s responsibility for expenses:  Contractor is solely responsible for providing, at no additional cost to Company, any and all incidental costs or expenses associated with Contractor’s provision of the Services hereunder, including any that may relate to travel and those pertaining to the facilities, equipment, and services (such as Internet, mobile phone and lab equipment) necessary for Contractor to perform the Services.

Publication Rights:  If the University seeks to publish article(s) describing research in connection with the Battery Initiative, Schrödinger agrees to cooperate with the University to support such publications and provide relevant information and research insights, subject to customary practices that the University and Schrödinger have used in similar contexts to ensure, among other things, reasonable protection of Schrödinger Intellectual Property rights.

Term and Termination:

Term and Termination:  The term of this SOW will commence on the SOW Effective Date and end three years thereafter, unless it is otherwise terminated by Company at its discretion or extended by mutual written agreement of the parties.

IN WITNESS WHEREOF, the parties have executed this SOW as of the later of the dates written below.

Gates Ventures, LLC	Contractor Name: Schrödinger, Inc
Signature: /s/ Larry Cohen	Signature: /s/ Ramy Farid
Title: CEO	Title (if Contractor is entity): President & CEO
Name: Larry Cohen	Name: Ramy Farid
Address: 4110 Carillon Point, Kirkland, WA 98033	Address: 120 West 45th Street, 17th Floor New York, NY 10036
Date: June 23, 2020	Date: June 19, 2020